EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2016, with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report of Rubicon Technology, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of Rubicon Technology, Inc. on Form S-3 (File No. 333-167272), on Form S-3, as amended (File No. 333-192536) and on Forms S-8 (File No. 333-147552 and File No. 333-180211).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 14, 2016